Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666
PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2013 RESULTS;
PROVIDES 2014 EARNINGS PER SHARE FORECAST
2013 Full-Year

•	Reported diluted earnings per share of $5.26, up by $0.09 or 1.7% versus $5.17 in 2012

•	Excluding unfavorable currency of $0.34, reported diluted earnings per share up by $0.43 or 8.3% versus $5.17 in 2012 as detailed in the attached Schedule 17

•	Adjusted diluted earnings per share of $5.40, up by $0.18 or 3.4% versus $5.22 in 2012

•	Excluding unfavorable currency of $0.34, adjusted diluted earnings per share up by $0.52 or 10.0% versus $5.22 in 2012 as detailed in the attached Schedule 16

•	Cigarette shipment volume of 880.2 billion units, down by 5.1%

•	Cigarette shipment volume down by 2.7%, excluding the Philippines

•	Reported net revenues, excluding excise taxes, of $31.2 billion, down by 0.5%

•	Excluding unfavorable currency, reported net revenues, excluding excise taxes, up by 1.9%

•	Reported operating companies income of $13.8 billion, down by 2.7%

•	Excluding unfavorable currency, reported operating companies income up by 1.9%

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 15, of $14.1 billion, down by 1.1%

•	Excluding unfavorable currency, adjusted operating companies income up by 3.4%

•	Reported operating income of $13.5 billion, down by 2.5%

•	Regular quarterly dividend increased by 10.6% to an annualized rate of $3.76 per common share

•	Repurchased 67.2 million shares of the company's common stock for $6.0 billion

2013 Fourth-Quarter

•	Reported diluted earnings per share of $1.24, down by $0.01 or 0.8% versus $1.25 in 2012

•	Excluding unfavorable currency of $0.11, reported diluted earnings per share up by $0.10 or 8.0% versus $1.25 in 2012 as detailed in the attached Schedule 13

•	Adjusted diluted earnings per share of $1.37, up by $0.13 or 10.5% versus $1.24 in 2012

•	Excluding unfavorable currency of $0.11, adjusted diluted earnings per share up by $0.24 or 19.4% versus $1.24 in 2012 as detailed in the attached Schedule 12

•	Cigarette shipment volume of 223.2 billion units, down by 4.3%

•	Cigarette shipment volume down by 1.9%, excluding the Philippines

•	Reported net revenues, excluding excise taxes, of $7.8 billion, down by 1.3%

•	Excluding unfavorable currency, reported net revenues, excluding excise taxes, up by 2.5%

•	Reported operating companies income of $3.2 billion, down by 1.8%

•	Excluding unfavorable currency, reported operating companies income up by 4.7%

•	Adjusted operating companies income of $3.5 billion, up by 6.3%

•	Excluding unfavorable currency, adjusted operating companies income up by 12.7%

•	Reported operating income of $3.2 billion, down by 1.1%

•	Repurchased 17.2 million shares of the company's common stock for $1.5 billion

2014

•
Forecasts 2014 full-year reported diluted earnings per share to be in a range of $5.02 to $5.12, at prevailing exchange rates, versus $5.26 in 2013. Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.71 for the full-year 2014, the reported diluted earnings per share range represents a projected increase of 6% to 8% versus adjusted diluted earnings per share of $5.40 in 2013 as detailed in the attached Schedule 16

•	Forecast includes a one-year gross productivity and cost savings target for 2014 of approximately $300 million

•	Forecast includes a share repurchase target for 2014 of $4.0 billion

NEW YORK, February 6, 2014 -- Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2013 full-year and fourth-quarter results.
“We confronted an extremely harsh operating environment in 2013. Within this context, we withstood the pressures well and delivered a solid financial performance," said André Calantzopoulos, Chief Executive Officer.
“As foreseen, our fourth-quarter results were particularly strong, contributing to our full-year adjusted diluted earnings per share growth of 10%, excluding the impact of unfavorable currency. This performance reflects our continued robust pricing and excellent share momentum.”
"The challenges of last year, including significant currency headwinds, are likely to persist into 2014 and are reflected in our full-year forecast for reported diluted EPS, along with significant expenditures behind the development of reduced-risk products.  Our overarching objective remains our steadfast commitment to generously reward our long-term shareholders."

Conference Call
A conference call, hosted by André Calantzopoulos, Chief Executive Officer, and Jacek Olczak, Chief Financial Officer, with members of the investor community and news media, will be webcast at 1:00 p.m., Eastern Time, on February 6, 2014. Access is available at www.pmi.com/webcasts.

Dividends and Share Repurchase Program
PMI increased its regular quarterly dividend during 2013 to $0.94, up by 10.6% from $0.85, which represents an annualized rate of $3.76 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend every year, or by 104.3% from the initial annualized rate of $1.84 per common share.
During the fourth quarter, PMI spent $1.5 billion to repurchase 17.2 million shares. For the full-year 2013, PMI spent $6.0 billion to repurchase 67.2 million shares. Under the current $18 billion share repurchase program, PMI spent $8.9 billion to repurchase 99.4 million shares, as shown in the table below.

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Current $18 Billion, Three-Year Program
	Value	Shares
	($ Mio.)	000

August - December 2012	$2,853	32,206
January - March 2013	1,500	16,685
April - June 2013	1,545	16,665
July - September 2013	1,455	16,717
October - December 2013	1,500	17,164
Total Under Program	$8,853	99,437

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $33.9 billion to repurchase 556.2 million shares at an average price of $60.86 per share, or 26.4% of the shares outstanding at the time of the spin-off in March 2008.

Business Development
The previously announced sale by Grupo Carso, S.A.B. de C. V. to PMI of its 20% interest in PMI's Mexican tobacco business was completed on September 30, 2013, for $703 million.  The transaction, which resulted in PMI owning 100% of its Mexican business, was marginally accretive to PMI's earnings per share as of the fourth quarter of 2013.
On September 30, 2013, PMI announced its entry into a definitive agreement to acquire 49% of the shares of United Arab Emirates-based Arab Investors-TA (FZC) (“AITA”) for $625 million. Through its acquisition of 49% of the shares of AITA, PMI secured an almost 25% economic interest in the Société des Tabacs Algéro-Emiratie, a joint venture which is 51% owned by AITA and 49% by the Algerian state-owned Société Nationale des Tabacs et Allumettes SpA. This equity investment in AITA will provide PMI with enhanced earnings from Algeria and is projected to be accretive to PMI’s earnings per share as of the first quarter of 2014.
On December 4, 2013, PMI announced its agreement to acquire a 20% equity interest in Megapolis Distribution BV, the holding company of CJSC TK Megapolis, PMI's distributor in Russia, for $750 million. In addition to enhanced earnings and cash flow for PMI, this investment paves the way for infrastructure expansion and improved operating efficiencies in the distribution of PMI's products in Russia. The transaction was completed on December 12, 2013, and is projected to be accretive to PMI’s earnings per share as of the first quarter of 2014.
On December 20, 2013, PMI announced the establishment of a strategic framework with Altria Group, Inc. ("Altria") to commercialize reduced-risk products and e-cigarettes. Under the terms of a set of licensing, supply and cooperation agreements, Altria will make available its e-cigarette products exclusively to PMI for commercialization outside the United States and PMI will make available two of its candidate reduced-risk tobacco products exclusively to Altria for commercialization in the United States.
On January 29, 2014, PMI announced that, as part of its initiative to enhance profitability and growth in North African and Middle Eastern markets, it had decided to restructure its business in Egypt. The new business model entails a new contract manufacturing agreement with its long-standing, strategic business partner, Eastern Company S.A.E., the creation of a new PMI affiliate in Egypt and a new distribution agreement with Trans Business for Trading and Distribution LLC. To accomplish this restructuring and to ensure a smooth transition to the new model, PMI recorded, in the fourth quarter of 2013, a charge to its 2013 full-year reported diluted earnings per share of approximately $0.10 to reflect the discontinuation of existing contractual arrangements.

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Productivity and Cost Savings Program
In 2013, PMI exceeded its one-year gross productivity and cost savings target of $300 million, primarily through the rationalization of tobacco blends and product specifications and other manufacturing and procurement initiatives.
PMI announces a one-year gross productivity and cost savings target for 2014 of approximately $300 million.

2014 Full-Year Forecast
PMI forecasts 2014 full-year reported diluted earnings per share to be in a range of $5.02 to $5.12, at prevailing exchange rates, versus $5.26 in 2013. Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.71 for the full-year 2014, the reported diluted earnings per share range represents a projected increase of 6% to 8% versus adjusted diluted earnings per share of $5.40 in 2013 as detailed in the attached Schedule 16.
This forecast includes the aforementioned productivity and cost savings target of $300 million and a share repurchase target of $4.0 billion.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2013 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty-free business. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI,” is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. PMI's management evaluates business segment performance and allocates resources based on OCI. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Management also reviews OCI, OCI margins and earnings per share, or “EPS,” and EBITDA on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), as well as free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be considered neither in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this release. In 2013, PMI concluded a number of business development initiatives and agreements that were not accounted for as acquisitions; thus, non-GAAP financial measures for 2013 that exclude acquisitions do not exclude the impact of said initiatives and agreements.

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NET REVENUES

PMI Net Revenues ($ Millions)
	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2013	2012	Change	Curr.	2013	2012	Change	Curr.
European Union	$2,139	$2,063	3.7%	(0.4)%	$8,596	$8,526	0.8%	(1.6)%
Eastern Europe, Middle East & Africa	2,257	2,139	5.5%	7.9%	8,766	8,332	5.2%	6.4%
Asia	2,476	2,805	(11.7)%	(2.2)%	10,501	11,198	(6.2)%	0.3%
Latin America & Canada	917	882	4.0%	11.5%	3,354	3,321	1.0%	5.4%
Total PMI	$7,789	$7,889	(1.3)%	2.5%	$31,217	$31,377	(0.5)%	1.9%

2013 Full-Year
Net revenues of $31.2 billion were down by 0.5%, including unfavorable currency of $765 million. Excluding currency, net revenues increased by 1.9%, driven by favorable pricing of $2.1 billion across all Regions, partially offset by unfavorable volume/mix of $1.5 billion, predominantly due to a lower total market and mix in all Regions and a market share decline in Asia.

2013 Fourth-Quarter
Net revenues of $7.8 billion were down by 1.3%, including unfavorable currency of $299 million. Excluding currency, net revenues increased by 2.5%, driven by favorable pricing of $548 million across all Regions, partially offset by unfavorable volume/mix of $349 million predominantly due to Asia.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)
	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2013	2012	Change	Curr.	2013	2012	Change	Curr.
European Union	$1,011	$955	5.9%	1.8%	$4,238	$4,187	1.2%	(1.0)%
Eastern Europe, Middle East & Africa	811	921	(11.9)%	(5.5)%	3,779	3,726	1.4%	4.7%
Asia	1,055	1,129	(6.6)%	7.2%	4,622	5,197	(11.1)%	(0.5)%
Latin America & Canada	358	290	23.4%	36.9%	1,134	1,043	8.7%	14.9%
Total PMI	$3,235	$3,295	(1.8)%	4.7%	$13,773	$14,153	(2.7)%	1.9%

2013 Full-Year
Reported operating companies income of $13.8 billion was down by 2.7%, including unfavorable currency of $642 million. Excluding currency, operating companies income increased by 1.9%, reflecting favorable pricing, partly offset by unfavorable volume/mix of $1.2 billion, predominantly due to a lower total market and mix in all Regions, higher manufacturing costs and higher asset impairment and exit costs.
Adjusted operating companies income decreased by 1.1% as shown in the table below and detailed in Schedule 15. Adjusted operating companies income, excluding unfavorable currency, increased by 3.4%. Adjusted operating companies income margin, excluding unfavorable currency, increased by 0.6 points to 46.0%, as detailed in Schedule 15.

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2013 Fourth-Quarter
Reported operating companies income of $3.2 billion was down by 1.8%, including unfavorable currency of $214 million. Excluding currency, operating companies income increased by 4.7%, reflecting favorable pricing and lower costs, partly offset by unfavorable volume/mix of $289 million predominantly due to Asia, and the previously disclosed asset impairment and exit charge of approximately $0.10 per share associated with the discontinuation of PMI's existing contractual arrangements in Egypt.
Adjusted operating companies income increased by 6.3% as shown in the table below and detailed in Schedule 11. Adjusted operating companies income, excluding unfavorable currency, increased by 12.7% representing the best quarterly performance of the year. Adjusted operating companies income margin, excluding unfavorable currency, increased by 4.2 points to 46.4%, as detailed in Schedule 11.

PMI Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2013	2012	Change	Curr.	2013	2012	Change	Curr.
Reported OCI	$3,235	$3,295	(1.8)%	4.7%	$13,773	$14,153	(2.7)%	1.9%
Asset impairment & exit costs	(301)	(33)			(309)	(83)
Adjusted OCI	$3,536	$3,328	6.3%	12.7%	$14,082	$14,236	(1.1)%	3.4%
Adjusted OCI Margin*	45.4%	42.2%	3.2	4.2	45.1%	45.4%	(0.3)	0.6
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume (Million Units)

	Fourth-Quarter			Full-Year
	2013	2012	Change	2013	2012	Change
European Union	44,437	46,744	(4.9)%	185,096	197,966	(6.5)%
Eastern Europe, Middle East & Africa	76,428	77,356	(1.2)%	296,462	303,828	(2.4)%
Asia	74,821	82,573	(9.4)%	301,324	326,582	(7.7)%
Latin America & Canada	27,513	26,446	4.0%	97,287	98,660	(1.4)%
Total PMI	223,199	233,119	(4.3)%	880,169	927,036	(5.1)%

2013 Full-Year
PMI's cigarette shipment volume of 880.2 billion units decreased by 5.1%, or 46.9 billion units, due principally to a significant erosion in total industry tax-paid volume. The decrease in PMI's cigarette shipment volume mainly reflected: in the EU, the unfavorable impact of excise tax-driven price increases, the weak economic and employment environment, the share growth of the other tobacco products (OTP) category, and the prevalence of non-duty paid products; in EEMA, the impact of price increases in Russia and Ukraine, an increase in illicit trade in Russia, Turkey and Ukraine, and a weak economy in Russia; and, in Asia, the unfavorable impact of the disruptive January 2013 excise tax increase and a surge in the prevalence of domestic non-duty paid products in the Philippines, and lower share in Japan and Pakistan, partly offset by Indonesia. Excluding the Philippines, PMI's cigarette shipment volume decreased by 2.7%.
Total cigarette shipments of Marlboro of 291.1 billion units decreased by 3.5%, due primarily to declines in: the EU, notably France, Poland and Spain, partly offset by Italy; EEMA, primarily Romania, Russia, Turkey and

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Ukraine, largely offset by North Africa; Asia, predominantly Japan and the Philippines, partly offset by Indonesia; and Latin America & Canada, mainly Argentina and Brazil, partly offset by Colombia and Mexico. Excluding the Philippines, total cigarette shipments of Marlboro decreased by 1.3%.
Total cigarette shipments of L&M of 95.0 billion units increased by 1.4%, driven notably by Egypt, Russia and Saudi Arabia, partly offset by Turkey. Total cigarette shipments of Bond Street of 44.9 billion units decreased by 4.2%, due predominantly to Russia and Ukraine. Total cigarette shipments of Philip Morris of 35.0 billion units decreased by 7.9%, due primarily to Italy and the Philippines, partly offset by Argentina. Total cigarette shipments of Parliament of 44.7 billion units increased by 2.9%, driven mainly by Turkey, partly offset by Japan. Total cigarette shipments of Chesterfield of 34.4 billion units decreased by 3.2%, due primarily to Russia and Ukraine, partly offset by Germany and Turkey. Total cigarette shipments of Lark of 28.8 billion units decreased by 10.2%, due predominantly to Japan and Turkey.
Total shipment volume of OTP, in cigarette equivalent units, increased by 4.9%, primarily reflecting growth in the EU, notably in Belgium, France, Hungary and Italy. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 4.7%.
PMI's market share increased in a number of key markets, including Algeria, Argentina, Belgium, Brazil, Canada, Colombia, Egypt, France, Germany, Greece, Indonesia, Italy, Korea, the Netherlands, Poland, Portugal, Saudi Arabia, Spain, Thailand, Ukraine and the United Kingdom.

2013 Fourth-Quarter
PMI's cigarette shipment volume of 223.2 billion units decreased by 4.3%, or 9.9 billion units, due principally to a total industry volume decline and lower market share. The decrease in PMI's cigarette shipment volume in the EU, EEMA and Asia Regions was due primarily to the same factors that impacted the full year. PMI's cigarette shipment volume increased in Latin America & Canada, driven principally by Argentina and Mexico. Excluding the Philippines, PMI's cigarette shipment volume decreased by 1.9%.
Total cigarette shipments of Marlboro of 74.8 billion units decreased by 0.9%, due primarily to declines in: the EU, notably Germany and Poland, partly offset by Austria and Italy; and Asia, notably Japan and, predominantly, the Philippines, partly offset by Indonesia. Cigarette shipments of Marlboro increased in: EEMA, reflecting growth primarily in the Middle East and North Africa, partly offset by Russia and Ukraine; and Latin America & Canada, driven largely by Mexico. Excluding the Philippines, total cigarette shipments of Marlboro increased by 1.2%.
Total cigarette shipments of L&M of 23.6 billion units decreased by 2.2%, due to declines primarily in Egypt and Turkey, partly offset by growth in, notably, Germany, Russia and Saudi Arabia. Total cigarette shipments of Bond Street of 11.5 billion units increased by 1.6%, due predominantly to growth in EEMA and Asia, partly offset by a decline in the EU. Total cigarette shipments of Philip Morris of 9.0 billion units decreased by 5.2%, due primarily to Italy, Japan and the Philippines, partly offset by Argentina. Total cigarette shipments of Parliament of 11.6 billion units increased by 2.5%, driven mainly by Turkey, partly offset by Japan. Total cigarette shipments of Chesterfield of 8.6 billion units increased by 3.4%, driven mainly by Austria, Germany, Poland, Portugal and Turkey, partly offset by Russia, Spain, and Ukraine. Total cigarette shipments of Lark of 6.9 billion units decreased by 12.7%, due predominantly to Japan and Turkey.
Total shipment volume of OTP, in cigarette equivalent units, increased by 9.4%, primarily reflecting growth in the EU, notably in France, Hungary and Italy. Total shipment volume for cigarettes and OTP, in cigarette equivalent units, decreased by 3.8%.

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PMI's market share increased in a number of key markets, including Algeria, Argentina, Australia, Belgium, Brazil, France, Germany, Greece, Kazakhstan, Korea, Mexico, the Netherlands, Poland, Portugal, Saudi Arabia, Spain, Thailand, Ukraine and the United Kingdom.

EUROPEAN UNION REGION (EU)

2013 Full-Year
Net revenues of $8.6 billion increased by 0.8%.  Excluding favorable currency of $205 million, net revenues decreased by 1.6%, due to unfavorable volume/mix of $483 million, predominantly resulting from a lower total market, notably in Germany, Italy and Spain, partly offset by favorable pricing of $348 million, notably in France, Germany and Spain.
Operating companies income of $4.2 billion increased by 1.2%, including favorable currency of $92 million. Excluding currency, operating companies income decreased by 1.0%, mainly due to unfavorable volume/mix of $403 million, predominantly resulting from a lower total market, notably in Germany, Italy and Spain, partly offset by favorable pricing.
Adjusted operating companies income increased by 1.4%, as shown in the table below and detailed on Schedule 15.  Adjusted operating companies income, excluding favorable currency, decreased by 0.8%.

EU Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2013	2012	Change	Curr.	2013	2012	Change	Curr.
Reported OCI	$1,011	$955	5.9%	1.8%	$4,238	$4,187	1.2%	(1.0)%
Asset impairment & exit costs	(13)	(5)			(13)	(5)
Adjusted OCI	$1,024	$960	6.7%	2.6%	$4,251	$4,192	1.4%	(0.8)%
Adjusted OCI Margin*	47.9%	46.5%	1.4	1.5	49.5%	49.2%	0.3	0.4
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.
Adjusted operating companies income margin, excluding favorable currency, increased by 0.4 points to 49.6%, as detailed in Schedule 15.

The total cigarette market in the EU of 482.4 billion units decreased by 7.5%, due primarily to the impact of tax-driven price increases, the unfavorable economic and employment environment and the prevalence of non-duty paid products. The total OTP market in the EU of 162.7 billion cigarette equivalent units increased by 0.3%, reflecting a larger total fine cut market, up by 0.2% to 141.6 billion cigarette equivalent units.

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EU Region & Key Market Shares

	Fourth-Quarter			Full-Year
	2013	2012	Change	2013	2012	Change
			p.p.			p.p.
Total EU	38.6%	38.3%	0.3	38.5%	38.0%	0.5
France	40.4%	40.1%	0.3	40.2%	39.6%	0.6
Germany	36.9%	35.6%	1.3	36.2%	35.8%	0.4
Italy	52.4%	53.2%	(0.8)	53.1%	53.0%	0.1
Poland	39.3%	39.2%	0.1	36.6%	36.4%	0.2
Spain	31.5%	31.1%	0.4	31.2%	30.5%	0.7

Although PMI's cigarette shipment volume of 185.1 billion units decreased by 6.5%, predominantly reflecting a lower total market across the Region, PMI's market share increased by 0.5 points to 38.5% as shown in the table above. While shipment volume of Marlboro of 91.3 billion units decreased by 3.7%, mainly due to a lower total market, market share increased by 0.4 points to 19.0%, driven notably by Germany, Greece, the Netherlands, Italy and Spain. While shipment volume of L&M decreased by 4.0% to 32.9 billion units, market share increased by 0.2 points to 6.8%, driven notably by the Czech Republic, Germany and Poland. Shipment volume of Chesterfield of 19.0 billion units increased by 5.1%, and market share increased by 0.2 points to 4.0%, driven notably by the Czech Republic, Poland, Portugal and the United Kingdom. Although shipment volume of Philip Morris of 9.6 billion units decreased by 10.4%, due predominantly to Italy reflecting the morphing of certain brand variants into Marlboro, market share increased by 0.3 points to 2.0%.
PMI's shipments of OTP of 21.5 billion cigarette equivalent units increased by 6.7%, driven principally by higher share. PMI's OTP total market share was 13.1%, up by 0.9 points, reflecting gains in the fine cut category, notably in France, up by 1.8 points to 27.0%, Italy, up by 9.8 points to 37.7%, Poland, up by 3.2 points to 21.0%, Portugal, up by 11.5 points to 31.9%, and Spain, up by 2.0 points to 13.8%.

2013 Fourth-Quarter
Net revenues of $2.1 billion increased by 3.7%.  Excluding favorable currency of $85 million, net revenues decreased by 0.4%, due to unfavorable volume/mix of $87 million, predominantly reflecting a lower total market, notably in Germany, Italy and Spain, partly offset by favorable pricing of $78 million, notably in Germany, Portugal and Spain.
Operating companies income of $1.0 billion increased by 5.9%, including favorable currency of $39 million. Excluding currency, operating companies income increased by 1.8%, mainly driven by favorable pricing and lower costs, partly offset by unfavorable volume/mix of $81 million.
Adjusted operating companies income increased by 6.7%, as shown in the table above and detailed on Schedule 11.  Adjusted operating companies income, excluding favorable currency, increased by 2.6%.
Adjusted operating companies income margin, excluding favorable currency, increased by 1.5 points to 48.0%, as detailed in Schedule 11.
The total cigarette market in the EU of 117.3 billion units decreased by 5.8%, representing a more modest rate of decline compared to the 10.6% and 8.0% decrease in the first and second quarters of 2013, respectively, and comparable to the decline of 5.5% in the third quarter. The decrease in the fourth quarter was due primarily to the same factors that impacted the total cigarette market for the full year. The total OTP market in the EU of 40.5

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billion cigarette equivalent units increased by 0.2%, reflecting a continued excise-tax driven narrowing of the price gap with cigarettes, notably in Italy and Spain.
Although PMI's cigarette shipment volume of 44.4 billion units decreased by 4.9%, predominantly reflecting a lower total market across the Region, PMI's market share increased by 0.3 points to 38.6% as shown in the table above. While shipment volume of Marlboro of 22.1 billion units decreased by 2.7%, mainly due to a lower total market, market share increased by 0.3 points to 19.1%, driven notably by Belgium, Germany, Greece, Italy, the Netherlands and Spain. While shipment volume of L&M decreased by 3.1% to 8.1 billion units, market share increased by 0.3 points to 7.0%. Shipment volume of Chesterfield of 4.7 billion units increased by 10.4%, and market share increased by 0.3 points to 4.2%, driven notably by Poland, Portugal and the United Kingdom. Although shipment volume of Philip Morris of 2.3 billion units decreased by 4.7%, market share increased by 0.2 points to 2.0% with gains notably in France and Italy.
PMI's shipments of OTP of 5.4 billion cigarette equivalent units increased by 11.2%, driven principally by higher share. PMI's OTP total market share was 13.4%, up by 1.1 points, reflecting gains in the fine cut category, notably in France, up by 1.7 points to 27.8%, Hungary, up by 8.3 points to 13.2%, Italy, up by 13.5 points to 41.3%, Poland, up by 12.7 points to 28.2%, Portugal, up by 12.4 points to 35.0%, and Spain, up by 2.1 points to 15.3%.

EU Key Market Commentaries
In France, the total cigarette market of 47.5 billion units decreased by 7.6% in 2013, mainly reflecting the unfavorable impact of price increases in the fourth quarter of 2012 and July 2013, an increase in the prevalence of non-duty paid products, growth of the fine cut category, and a weak economy. PMI's shipments of 19.1 billion units decreased by 5.3%, including a favorable trade inventory comparison driven by the timing of shipments in the second half of 2012 in anticipation of price increases in the fourth quarter of 2012. PMI's market share increased by 0.6 points to 40.2%, mainly driven by the resilience of premium Philip Morris, up by 0.8 points to 9.1%, and the growth of Chesterfield, up by 0.1 point to 3.4%. Market share of Marlboro and L&M decreased by 0.1 point and 0.2 points to 24.7% and 2.5%, respectively. The total industry fine cut category of 13.9 billion cigarette equivalent units increased by 3.6% in 2013. PMI's market share of the category increased by 1.8 points to 27.0%. In the fourth quarter of 2013, the total cigarette market of 11.5 billion units decreased by 1.1%, mainly due to the same factors that impacted the total cigarette market for the full year. PMI's shipments of 4.4 billion units increased by 0.7% and market share increased by 0.3 points to 40.4%, driven by Philip Morris, up by 0.6 points to 9.3%, partly offset by Chesterfield and L&M, down by 0.2 points each to 3.4% and 2.5%, respectively. Market share of Marlboro was up by 0.1 point to 24.7%. In the fourth quarter of 2013, the total industry fine cut category of 3.4 billion cigarette equivalent units increased by 4.5%. PMI's market share of the category increased by 1.7 points to 27.8%.
In Germany, the total cigarette market of 79.6 billion units decreased by 4.6% in 2013, mainly reflecting the impact of price increases in the second quarter of 2013. While PMI's shipments of 28.8 billion units decreased by 3.4%, market share increased by 0.4 points to 36.2%, driven by Marlboro and L&M, up by 0.7 and 0.4 points to 22.0% and 10.9%, respectively, partly offset by Chesterfield, down by 0.6 points to 1.7%. The total industry fine cut category of 41.6 billion cigarette equivalent units increased by 0.7% in 2013. PMI's market share of the category decreased by 0.5 points to 14.2%. In the fourth quarter of 2013, the total cigarette market of 19.3 billion units decreased by 5.7%, including an unfavorable comparison with the fourth quarter of 2012 which benefited from higher trade loading at year end. While PMI's shipments of 7.1 billion units decreased by 2.1% in the fourth quarter of 2013, market share increased by 1.3 points to 36.9%, driven by Marlboro and L&M, up by 0.4 and 1.4 points to 22.0% and 11.6%, respectively, partly offset by Chesterfield, down by 0.5 points to 1.7%. In the fourth quarter of

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2013, the total industry fine cut category of 10.4 billion cigarette equivalent units increased by 2.2%. PMI's market share of the category decreased by 1.4 points to 13.2%.
In Italy, the total cigarette market of 74.0 billion units decreased by 6.0% in 2013, reflecting an unfavorable economic and employment environment and the prevalence of illicit trade and substitute products.  PMI's shipments of 38.9 billion units decreased by 7.0%, including an unfavorable comparison with 2012 which benefited from trade inventory movements ahead of the morphing of certain variants of Philip Morris into Marlboro as of the first quarter of 2013. PMI's market share increased by 0.1 point to 53.1% in 2013, driven by Marlboro, up by 0.5 points to 25.9%, and Philip Morris, up by 1.1 points to 2.4%, partially offset by Chesterfield, down by 0.1 point to 3.5%, and Diana in the low-price segment, down by 1.1 points to 11.3%, the latter impacted by the growth of the super-low price segment and the availability of non-duty paid products. The total industry fine cut category of 6.0 billion cigarette equivalent units decreased by 3.6%, reflecting the 2012 excise tax-driven reduction of the price gap differential with cigarettes. PMI's market share of the category increased by 9.8 points to 37.7%. In the fourth quarter of 2013, the total cigarette market of 18.3 billion units decreased by 3.4%, mainly due to the same factors that impacted the total cigarette market for the full year. PMI's shipments of 9.2 billion units decreased by 5.8%, including the aforementioned unfavorable comparison related to trade inventory movements. PMI's market share decreased by 0.8 points to 52.4% in the fourth quarter of 2013, with Marlboro, up by 0.2 points to 25.9%, and Philip Morris, up by 1.0 point to 2.6%, offset by Chesterfield, down by 0.1 point to 3.4%, and Diana, down by 1.4 points to 10.7%. In the fourth quarter of 2013, the total industry fine cut category of 1.5 billion cigarette equivalent units increased by 2.2%. PMI's market share of the category increased by 13.5 points to 41.3%.
In Poland, the total cigarette market of 46.6 billion units decreased by 10.6% in 2013, mainly reflecting the unfavorable impact of price increases in the first quarter of 2013 and the availability of non-duty paid OTP products. Although PMI's shipments of 17.1 billion units decreased by 10.1%, PMI's market share increased by 0.2 points to 36.6%, driven by Marlboro, up by 0.2 points to 11.5% and by L&M and Chesterfield, up by 1.2 and 0.6 points to 17.8% and 2.4%, respectively. While the total industry fine cut category of 3.3 billion cigarette equivalent units decreased by 11.2%, reflecting the prevalence of non-duty paid OTP products, PMI's market share of the category increased by 3.2 points to 21.0%. In the fourth quarter of 2013, the total cigarette market of 10.3 billion units decreased by 10.1%, mainly due to unfavorable impact of price increases and the availability of non-duty paid OTP products. Although PMI's shipments of 4.1 billion units decreased by 9.9%, PMI's market share increased by 0.1 point to 39.3%, driven by L&M and Chesterfield, up by 0.6 and 2.2 points to 19.4% and 3.9%, respectively, partly offset by Marlboro, down by 0.7 points to 12.3%. In the fourth quarter of 2013, the total industry fine cut category of 616.0 million cigarette equivalent units decreased by 8.4%. PMI's market share of the category increased by 12.7 points to 28.2%.
In Spain, the total cigarette market of 47.7 billion units decreased by 11.1% in 2013, mainly due to the impact of price increases in the first and third quarters of 2013, the unfavorable economic and employment environment and the growth of the fine cut category. PMI's shipments of 14.6 billion units decreased by 11.5%, including an unfavorable comparison with 2012 which benefited from trade inventory movements in the fourth quarter ahead of price increases in January 2013. PMI's market share increased by 0.7 points to 31.2%, driven by higher share of Marlboro, up by 0.5 points to 14.8%. Market share of Chesterfield was up by 0.3 points to 9.3%, share of L&M was flat at 6.3% and share of Philip Morris was down by 0.1 point to 0.6%. The total industry fine cut category of 10.8 billion cigarette equivalent units increased by 6.9%, partly reflecting switching from pipe tobacco as a result of an excise tax increase on the category in 2012. PMI's market share of the fine cut category increased by 2.0 points to 13.8% in 2013. In the fourth quarter of 2013, the total cigarette market of 11.1 billion units decreased by 8.9%, mainly due to the same factors that impacted the total cigarette market for the full year. Although PMI's

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shipments of 3.4 billion units decreased by 11.6%, including the aforementioned unfavorable comparison related to trade inventory movements, PMI's market share increased by 0.4 points to 31.5%, driven by higher share of Marlboro, up by 0.6 points to 15.1%. Market share of Chesterfield was up by 0.1 point to 9.5%, and share of Philip Morris and L&M was down by 0.1 point and 0.2 points to 0.5% and 6.3%, respectively. In the fourth quarter of 2013, the total industry fine cut category of 2.4 billion cigarette equivalent units decreased by 14.0%. PMI's market share of the category increased by 2.1 points to 15.3%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2013 Full-Year
Net revenues of $8.8 billion increased by 5.2%. Excluding unfavorable currency of $98 million, net revenues increased by 6.4%, driven by favorable pricing of $767 million, principally in Russia, Turkey and Ukraine, partly offset by unfavorable volume/mix of $235 million, mainly due to lower volume in Russia.
Operating companies income of $3.8 billion increased by 1.4%. Excluding unfavorable currency of $122 million, operating companies income increased by 4.7%, due primarily to higher pricing, partly offset by unfavorable volume/mix of $168 million and higher costs, notably related to the annualization of marketing and business infrastructure investments in Russia and the previously disclosed fourth-quarter asset impairment and exit charge of approximately $0.10 per share associated with the conclusion of PMI's relationship with its business partner in Egypt.
Adjusted operating companies income increased by 8.4%, as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding unfavorable currency, increased by 11.6%.

EEMA Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2013	2012	Change	Curr.	2013	2012	Change	Curr.
Reported OCI	$811	$921	(11.9)%	(5.5)%	$3,779	$3,726	1.4%	4.7%
Asset impairment & exit costs	(264)	(5)			(264)	(5)
Adjusted OCI	$1,075	$926	16.1%	22.5%	$4,043	$3,731	8.4%	11.6%
Adjusted OCI Margin*	47.6%	43.3%	4.3	5.9	46.1%	44.8%	1.3	2.2
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, increased by 2.2 points to 47.0%, as detailed on Schedule 15.

PMI's cigarette shipment volume of 296.5 billion units decreased by 2.4%, mainly due to Russia, Serbia and Turkey, partly offset by the Middle East and North Africa.
PMI's cigarette shipment volume of premium brands increased by 0.3%, driven by Parliament, up by 5.0% to 33.0 billion units, partly offset by Marlboro, down by 0.9% to 85.8 billion units.

2013 Fourth-Quarter
Net revenues of $2.3 billion increased by 5.5%. Excluding unfavorable currency of $50 million, net revenues increased by 7.9%, driven by favorable pricing of $196 million, principally in Russia and Ukraine, partly offset by unfavorable volume/mix of $28 million, mainly due to lower volume in Russia.

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Operating companies income of $811 million decreased by 11.9%. Excluding unfavorable currency of $59 million, operating companies income decreased by 5.5%, due primarily to the aforementioned asset impairment and exit charge of approximately $0.10 per share, partly offset by higher pricing.
Adjusted operating companies income increased by 16.1%, as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency, increased by 22.5%.
Adjusted operating companies income margin, excluding unfavorable currency, increased by 5.9 points to 49.2%, as detailed on Schedule 11, primarily reflecting favorable pricing.

PMI's cigarette shipment volume of 76.4 billion units decreased by 1.2%, mainly due to Russia, Turkey and Ukraine, partly offset by Algeria and the Middle East.
PMI's cigarette shipment volume of premium brands increased by 3.3%, due principally to Marlboro, up by 3.7% to 22.9 billion units, and Parliament, up by 4.4% to 8.8 billion units.

EEMA Key Market Commentaries
In North Africa, defined as Algeria, Egypt, Libya, Morocco and Tunisia, the total cigarette market increased by 0.7% to an estimated 138.7 billion units in 2013, driven notably by Algeria and Egypt, partially offset by Morocco and Tunisia.  PMI’s shipment volume of 36.8 billion units increased by 17.0%, principally reflecting a higher total market and share.  PMI’s market share increased by 3.9 points to 26.5%, driven by gains in all five markets, notably Algeria, up by 0.8 points to 41.1%, and Egypt, up by 4.7 points to 22.9%.  Share of Marlboro and L&M in North Africa increased by 2.1 and 1.5 points to 15.3% and 9.1%, respectively.
In Russia, the total cigarette market declined by 7.6% to an estimated 342.0 billion units in 2013, mainly due to the unfavorable impact of tax-driven price increases, illicit trade and a weak economy. PMI's shipment volume of 88.0 billion units decreased by 6.7%. Shipment volume of PMI's premium portfolio decreased by 6.0%, mainly due to Marlboro, down by 20.4%, partially offset by Parliament, up by 1.0%. In the mid-price segment, shipment volume decreased by 9.5%, mainly due to Chesterfield, down by 17.5%. In the low-price segment, shipment volume decreased by 5.7%, mainly due to Bond Street, Optima and Apollo Soyuz, down by 4.1%, 12.7% and 18.0%, respectively. While PMI's market share of 26.1% in 2013, as measured by Nielsen, was down by 0.3 points, it was essentially stable compared to the first three quarters of 2013. Market share of Parliament increased by 0.2 points to 3.4%, L&M increased by 0.2 points to 2.8%, Marlboro decreased by 0.2 points to 1.7%, Chesterfield decreased by 0.4 points to 3.0% and Bond Street was flat at 6.5%. In the fourth quarter of 2013, PMI's shipment volume of 21.6 billion units decreased by 5.2%, mainly due to the aforementioned factors. PMI's market share of 26.3%, as measured by Nielsen, was down by 0.2 points.
In Turkey, the total cigarette market declined by 7.6% to an estimated 91.7 billion units in 2013, primarily reflecting the renewed growth of illicit trade and an unfavorable comparison with trade inventory movements in 2012. Excluding the impact of these inventory movements, the total cigarette market was estimated to have declined by 3.5% in 2013. PMI's shipment volume of 45.2 billion units decreased by 7.1%. PMI's market share, as measured by Nielsen, decreased by 0.2 points to 45.5% in 2013, mainly due to Marlboro, down by 0.3 points to 8.9%, and low-price L&M, down by 1.1 points to 7.3%, partly offset by premium Parliament and mid-price Muratti, up by 1.0 point and 0.3 points to 10.0% and 6.9%, respectively. In the fourth quarter of 2013, PMI's shipment volume of 12.8 billion units decreased by 3.5% and market share, as measured by Nielsen, decreased by 0.5 points to 46.0%.
In Ukraine, the total cigarette market declined by 9.9% to an estimated 75.1 billion units in 2013, mainly reflecting the impact of price increases in 2013 and an increase in illicit trade. Although PMI's 2013 shipment volume

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of 25.5 billion units decreased by 5.5%, PMI's market share, as measured by Nielsen, increased by 1.0 point to 33.5%, mainly reflecting growth from PMI's low-price segment brands of Bond Street, Optima and President. Share for premium Parliament increased by 0.1 point to 3.3%. Share of Marlboro decreased by 0.3 points to 5.5%. While, in the fourth quarter of 2013, PMI's shipment volume of 6.2 billion units decreased by 7.0%, market share, as measured by Nielsen, increased by 0.7 points to 33.6%.

ASIA REGION

2013 Full-Year
Net revenues of $10.5 billion decreased by 6.2%, including unfavorable currency of $726 million. Excluding currency, net revenues increased by 0.3%, reflecting favorable pricing of $699 million, notably in Indonesia and the Philippines, partly offset by unfavorable volume/mix of $670 million, primarily in Japan and the Philippines.
Operating companies income of $4.6 billion decreased by 11.1%, including unfavorable currency of $548 million. Excluding currency, operating companies income decreased by 0.5%, due primarily to unfavorable volume/mix of $536 million, higher manufacturing costs, principally in Indonesia driven mainly by higher clove prices, partly offset by favorable pricing.
Adjusted operating companies income decreased by 11.2% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding unfavorable currency, decreased by 0.7%.

Asia Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2013	2012	Change	Curr.	2013	2012	Change	Curr.
Reported OCI	$1,055	$1,129	(6.6)%	7.2%	$4,622	$5,197	(11.1)%	(0.5)%
Asset impairment & exit costs	(19)	(15)			(27)	(39)
Adjusted OCI	$1,074	$1,144	(6.1)%	7.4%	$4,649	$5,236	(11.2)%	(0.7)%
Adjusted OCI Margin*	43.4%	40.8%	2.6	4.0	44.3%	46.8%	(2.5)	(0.5)
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, decreased by 0.5 points to 46.3%, as detailed on Schedule 15, primarily reflecting the impact of unfavorable volume/mix, mainly in Japan and the Philippines, and higher costs, partly offset by higher pricing.

PMI's cigarette shipment volume of 301.3 billion units decreased by 7.7%, due primarily to the lower total market and share in the Philippines, and lower share in Japan and Pakistan, partly offset by share growth in Indonesia. Excluding the Philippines, PMI's cigarette shipment volume decreased by 0.4%.
Shipment volume of Marlboro of 75.3 billion units decreased by 7.1%. Excluding the Philippines, shipment volume of Marlboro increased by 2.0%, primarily reflecting market share growth in Indonesia and Vietnam.

2013 Fourth-Quarter
Net revenues of $2.5 billion decreased by 11.7%, including unfavorable currency of $268 million. Excluding currency, net revenues decreased by 2.2%, due to unfavorable volume/mix of $256 million, primarily in Japan and the Philippines, partially offset by favorable pricing of $195 million, notably in Indonesia.

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Operating companies income of $1.1 billion decreased by 6.6%, including unfavorable currency of $155 million. Excluding currency, operating companies income increased by 7.2%, primarily reflecting favorable pricing and lower costs, partly offset by unfavorable volume/mix of $207 million.
Adjusted operating companies income decreased by 6.1% as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency, increased by 7.4%.
Adjusted operating companies income margin, excluding unfavorable currency, increased by 4.0 points to 44.8%, as detailed on Schedule 11, primarily reflecting favorable pricing and lower costs.

PMI's cigarette shipment volume of 74.8 billion units decreased by 9.4%, due primarily to the lower total market and share in the Philippines, and lower share in Japan and Pakistan. Excluding the Philippines, PMI's cigarette shipment volume decreased by 3.2%.
Shipment volume of Marlboro of 18.6 billion units decreased by 7.0%. Excluding the Philippines, shipment volume of Marlboro increased by 0.8%.

Asia Key Market Commentaries
In Indonesia, the total cigarette market increased by 1.9% to 308.3 billion units in 2013. PMI's shipment volume of 111.3 billion units increased by 3.4%. PMI's market share increased by 0.5 points to 36.1%, driven notably by Sampoerna A in the premium segment, up by 0.6 points to 14.4%, and mid-price U Mild, up by 1.1 points to 4.4%. Market share of the hand-rolled, full-flavor Dji Sam Soe in the premium segment decreased by 1.0 point to 6.8%, mainly due to a retail price change ahead of competition. Marlboro's market share increased by 0.4 points to 5.2% and its share of the “white” cigarettes segment, representing 6.8% of the total cigarette market, increased by 5.7 points to 77.0%. In the fourth quarter of 2013, the total cigarette market of 81.1 billion units increased by 2.4% and PMI's shipment volume of 29.0 billion units increased by 1.1%. PMI's market share decreased by 0.5 points to 35.7%, with Marlboro, up by 0.4 points to 5.1%, Sampoerna A up by 0.7 points to 14.5% and U Mild, up by 1.0 point to 4.8%, offset by Dji Sam Soe, down by 1.4 points to 6.4%, mid-price Sampoerna Hijau, down by 0.7 points to 4.2%, and the discontinued ultra-low price brands Trend and Vegas.
In Japan, the total cigarette market decreased by 2.0% to 192.6 billion units in 2013. PMI's shipment volume of 53.0 billion units decreased by 5.3%, principally due to a lower total market and share. PMI's market share decreased by 1.0 point to 26.7%, reflecting the impact of PMI's principal competitor's brand launches and significant promotional activities in 2013. Share of Marlboro, Lark and Philip Morris decreased by 0.3, 0.4 and 0.2 points to 12.1%, 8.0% and 2.1%, respectively, and share of Virginia S. was down by 0.1 point to 2.0%. In the fourth quarter of 2013, the total cigarette market decreased by 1.8% to 49.2 billion units. PMI's shipment volume of 10.6 billion units decreased by 16.3%, principally due to inventory adjustments and a lower share, impacted by several competitive new brand launches in the quarter, down by 1.8 points to 25.9% with share of Marlboro, Lark, Philip Morris and Virginia S. down by 0.6, 0.5, 0.1 and 0.3 points to 11.8%, 7.7%, 2.1% and 2.0%, respectively.
In Korea, the total cigarette market decreased by 1.0% to 88.4 billion units in 2013. Although PMI's shipment volume of 17.2 billion units was essentially flat, market share increased by 0.2 points to 19.4%, with share of Parliament up by 0.3 points to 6.9%, partly offset by Marlboro, down by 0.1 point to 7.7%. Share of Virginia S. was flat at 4.1%. In the fourth quarter of 2013, the total cigarette market increased by 2.2% to 22.3 billion units, primarily reflecting a favorable comparison with the fourth quarter of 2012 which was down by 4.6%. PMI's shipment volume of 4.3 billion units increased by 5.2% in the fourth quarter of 2013 and market share increased by 0.5 points to 19.4%, driven by Marlboro and Parliament, up by 0.3 and 0.4 points to 7.7% and 7.0%, respectively, partly offset by Virginia S., down by 0.2 points to 4.0%.

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In the Philippines, the total industry cigarette volume decreased by 15.6% to an estimated 86.3 billion units in 2013, primarily reflecting the unfavorable impact of the disruptive excise tax increase in January 2013 and a surge in the prevalence of domestic non-duty paid products. PMI's shipment volume of 68.5 billion units decreased by 26.2%, primarily reflecting the unfavorable impact of the aforementioned tax increase and the under-declaration of tax-paid volume by PMI's main local competitor. PMI's market share decreased by 11.4 points to 79.3%, primarily due to down-trading to competitors' brands. Marlboro's market share decreased by 4.2 points to 16.7%. Share of Fortune decreased by 17.8 points to 31.6%, partly offset by gains from PMI's other local brands. In the fourth quarter of 2013, the total estimated industry cigarette volume of 25.0 billion units decreased by 8.9%, reflecting a partial, but insufficient, improvement in declared tax-paid volume by PMI's main local competitor as well as government tax enforcement. PMI's shipment volume of 18.1 billion units decreased by 24.5%. PMI's market share decreased by 14.9 points to 72.3%, with Marlboro down by 4.1 points to 16.9% and Fortune down by 20.5 points to 26.7%, partly offset by gains from PMI's other local brands.

LATIN AMERICA & CANADA REGION

2013 Full-Year
Net revenues of $3.4 billion increased by 1.0%, including unfavorable currency of $146 million. Excluding currency, net revenues increased by 5.4%, driven by favorable pricing of $252 million, principally in Argentina, Brazil, Canada and Mexico, partially offset by unfavorable volume/mix of $73 million.
Operating companies income of $1.1 billion increased by 8.7%, including unfavorable currency of $64 million. Excluding currency, operating companies income increased by 14.9%, primarily driven by favorable pricing, partially offset by unfavorable volume/mix of $88 million.
Adjusted operating companies income increased by 5.8% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding unfavorable currency, increased by 11.7%.

Latin America & Canada Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
				Excl.				Excl.
	2013	2012	Change	Curr.	2013	2012	Change	Curr.
Reported OCI	$358	$290	23.4%	36.9%	$1,134	$1,043	8.7%	14.9%
Asset impairment & exit costs	(5)	(8)			(5)	(34)
Adjusted OCI	$363	$298	21.8%	34.9%	$1,139	$1,077	5.8%	11.7%
Adjusted OCI Margin*	39.6%	33.8%	5.8	7.1	34.0%	32.4%	1.6	2.0
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding unfavorable currency, increased by 2.0 points to 34.4%, as detailed on Schedule 15.

PMI's cigarette shipment volume of 97.3 billion units decreased by 1.4%, principally due to a lower total market, predominantly in Brazil, partly offset by higher share, notably in Argentina and Brazil, and trade inventory movements in Mexico. While shipment volume of Marlboro of 38.7 billion units decreased by 1.4%, market share was up, notably in Brazil and Colombia by 0.7 and 0.9 points, respectively.

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2013 Fourth-Quarter
Net revenues of $917 million increased by 4.0%, including unfavorable currency of $66 million. Excluding currency, net revenues increased by 11.5%, driven by favorable pricing of $79 million, principally in Argentina, and favorable volume/mix of $22 million.
Operating companies income of $358 million increased by 23.4%, including unfavorable currency of $39 million. Excluding currency, operating companies income increased by 36.9%, primarily driven by favorable pricing and favorable volume/mix of $11 million.
Adjusted operating companies income increased by 21.8% as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding unfavorable currency, increased by 34.9%.
Adjusted operating companies income margin, excluding unfavorable currency, increased by 7.1 points to 40.9%, as detailed on Schedule 11, primarily reflecting the aforementioned favorable pricing and volume/mix.

PMI's cigarette shipment volume of 27.5 billion units increased by 4.0%, principally reflecting a higher total market and share in Argentina and Mexico and a higher share in Brazil. Shipment volume of Marlboro of 11.1 billion units increased by 5.2%, driven principally by Mexico.

Latin America & Canada Key Market Commentaries
In Argentina, the total cigarette market decreased by 1.8% to 42.6 billion units in 2013. While PMI's cigarette shipment volume of 32.4 billion units decreased by 0.8%, market share increased by 0.7 points to a record 75.6%, driven by mid-price Philip Morris, up by 2.1 points to 41.5%, reflecting the positive impact of its capsule variants, partly offset by low-price Next, down by 0.6 points to 2.5%. Share of Marlboro decreased by 0.3 points to 23.8%. In the fourth quarter of 2013, the total cigarette market increased by 1.3% to 11.4 billion units. PMI's cigarette shipment volume of 8.8 billion units increased by 3.9% and market share increased by 2.0 points to 76.6%, driven by Philip Morris, up by 2.7 points to 42.8%, partly offset by Next, down by 0.6 points to 2.3%. Market share of Marlboro was flat at 23.8%.
In Canada, the total cigarette market decreased by 1.2% to 28.9 billion units in 2013. While PMI's cigarette shipment volume of 10.8 billion units was flat, market share increased by 0.3 points to 37.2%, with premium brands Benson & Hedges and Belmont up by 0.1 point each to 2.4% and 2.6%, respectively. Market share of low-price brand Next was up by 1.7 points to 9.9%, partly offset by mid-price Number 7 and low-price Accord, down by 0.3 and 0.4 points to 4.2% and 2.9%, respectively. Market share of mid-price Canadian Classics was flat at 10.1%. In the fourth quarter of 2013, the total cigarette market increased by 0.5% to 7.4 billion units. PMI's cigarette shipment volume of 2.8 billion units increased by 0.1%. PMI's market share decreased by 0.6 points to 37.0%, with premium brands Benson & Hedges and Belmont up by 0.1 point each to 2.4% and 2.7%, respectively. Market share of low-price brand Next was up by 1.2 points to 10.3%, partly offset by mid-price Number 7 and low-price Accord, down 0.5 points each to 3.9% and 2.7%, respectively. Market share of mid-price Canadian Classics was down by 0.5 points to 9.8%.
In Mexico, the total cigarette market increased by 3.0% to 34.6 billion units in 2013, primarily reflecting a favorable comparison of price-driven trade inventory movements compared to 2012. PMI's cigarette shipment volume in 2013 of 25.4 billion units increased by 3.0%. PMI's 2013 market share was flat at 73.5%. While market share of Marlboro and Benson & Hedges was down by 1.3 and 0.7 share points to 52.3% and 5.5%, respectively, reflecting consumer down-trading, PMI's share of the premium price segment was up by 1.0 point to 90.7%. Market share of Delicados, the second best-selling brand in the market, increased by 0.8 points to 11.2%. In the fourth quarter of 2013, the total cigarette market increased by 9.2% to 9.8 billion units, primarily reflecting favorable trade

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inventory movements ahead of PMI's price increases in December 2013 and a favorable comparison with the fourth quarter of 2012 in which the total market declined by 4.5%. Excluding the impact of the trade inventory movements, the total market is estimated to have been flat. PMI's cigarette shipment volume in the fourth quarter of 2013 of 7.4 billion units increased by 12.5% and market share increased by 2.2 points to 75.2%, flattered by the aforementioned trade inventory movements. Excluding the impact of the inventory movements, PMI's market share is estimated to have declined by 0.3 points to 73.3%, due principally to out-switching to competitive brands in the low-price segment.

Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.2% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2013. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

###

- -18 -

			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2013	2012 (1)	% Change
Net revenues	$20,390	$19,742	3.3%
Cost of sales	2,602	2,681	(2.9)%
Excise taxes on products (2)	12,601	11,853	6.3%
Gross profit	5,187	5,208	(0.4)%
Marketing, administration and research costs	1,676	1,929
Asset impairment and exit costs	301	33
Amortization of intangibles	22	24
Operating income (3)	3,188	3,222	(1.1)%
Interest expense, net	252	226
Earnings before income taxes	2,936	2,996	(2.0)%
Provision for income taxes	893	799	11.8%
Equity (income)/loss in unconsolidated subsidiaries, net	7	6
Net earnings	2,036	2,191	(7.1)%
Net earnings attributable to noncontrolling interests	49	96
Net earnings attributable to PMI	$1,987	$2,095	(5.2)%

Per share data:(4)
Basic earnings per share	$1.24	$1.25	(0.8)%
Diluted earnings per share	$1.24	$1.25	(0.8)%

(1) Certain amounts have been reclassified to conform with the current year's presentation due to the separate disclosure of equity (income)/loss in unconsolidated subsidiaries, net.

(2) The segment detail of excise taxes on products sold for the quarters ended December 31, 2013 and 2012 is shown on Schedule 2.

(3) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2013	2012	% Change
Operating Income	$3,188	$3,222	(1.1)%
Excluding:
- Amortization of Intangibles	22	24
- General corporate expenses (included in marketing, administration and research costs above)	32	55
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	7	6
Operating Companies Income	$3,235	$3,295	(1.8)%

(4) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended December 31, 2013 and 2012 are shown on Schedule 4, Footnote 1.

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2013	Net Revenues (1)	$7,048	$5,349	$5,211	$2,782	$20,390
	Excise Taxes on Products	(4,909)	(3,092)	(2,735)	(1,865)	(12,601)
	Net Revenues excluding Excise Taxes	2,139	2,257	2,476	917	7,789

2012	Net Revenues	$6,684	$5,016	$5,403	$2,639	$19,742
	Excise Taxes on Products	(4,621)	(2,877)	(2,598)	(1,757)	(11,853)
	Net Revenues excluding Excise Taxes	2,063	2,139	2,805	882	7,889

Variance	Currency	85	(50)	(268)	(66)	(299)
	Acquisitions	—	—	—	—	—
	Operations	(9)	168	(61)	101	199
	Variance Total	76	118	(329)	35	(100)
	Variance Total (%)	3.7%	5.5%	(11.7)%	4.0%	(1.3)%

	Variance excluding Currency	(9)	168	(61)	101	199
	Variance excluding Currency (%)	(0.4)%	7.9%	(2.2)%	11.5%	2.5%

	Variance excluding Currency & Acquisitions	(9)	168	(61)	101	199
	Variance excluding Currency & Acquisitions (%)	(0.4)%	7.9%	(2.2)%	11.5%	2.5%

(1) 2013 Currency increased (decreased) net revenues as follows:
	European Union	$274
	EEMA	(215)
	Asia	(532)
	Latin America & Canada	(235)
		$(708)

						Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2013	$1,011	$811	$1,055	$358	$3,235
2012	955	921	1,129	290	3,295
% Change	5.9%	(11.9)%	(6.6)%	23.4%	(1.8)%

Reconciliation:
For the quarter ended December 31, 2012	$955	$921	$1,129	$290	$3,295

2012 Asset impairment and exit costs	5	5	15	8	33
2013 Asset impairment and exit costs	(13)	(264)	(19)	(5)	(301)

Acquired businesses	—	—	—	—	—
Currency	39	(59)	(155)	(39)	(214)
Operations	25	208	85	104	422
For the quarter ended December 31, 2013	$1,011	$811	$1,055	$358	$3,235

		Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2013 Diluted Earnings Per Share		$1.24	(1)
2012 Diluted Earnings Per Share		$1.25	(1)
Change		$(0.01)
% Change		(0.8)%

Reconciliation:
2012 Diluted Earnings Per Share		$1.25	(1)

Special Items:
2012 Asset impairment and exit costs		0.01
2012 Tax items		(0.02)
2013 Asset impairment and exit costs		(0.12)
2013 Tax items		(0.01)

Currency		(0.11)
Interest		(0.01)
Change in tax rate		(0.05)
Impact of lower shares outstanding and share-based payments		0.06
Operations		0.24
2013 Diluted Earnings Per Share		$1.24	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q4 2013	Q4 2012

Net earnings attributable to PMI	$1,987	$2,095
Less distributed and undistributed earnings attributable
to share-based payment awards	10	12
Net earnings for basic and diluted EPS	$1,977	$2,083

Weighted-average shares for basic and diluted EPS	1,598	1,664

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

	2013	2012 (1)	% Change
Net revenues	$80,029	$77,393	3.4%
Cost of sales	10,410	10,373	0.4%
Excise taxes on products (2)	48,812	46,016	6.1%
Gross profit	20,807	21,004	(0.9)%
Marketing, administration and research costs	6,890	6,961
Asset impairment and exit costs	309	83
Amortization of intangibles	93	97
Operating income (3)	13,515	13,863	(2.5)%
Interest expense, net	973	859
Earnings before income taxes	12,542	13,004	(3.6)%
Provision for income taxes	3,670	3,833	(4.3)%
Equity (income)/loss in unconsolidated subsidiaries, net	22	17
Net earnings	8,850	9,154	(3.3)%
Net earnings attributable to noncontrolling interests	274	354
Net earnings attributable to PMI	$8,576	$8,800	(2.5)%

Per share data:(4)
Basic earnings per share	$5.26	$5.17	1.7%
Diluted earnings per share	$5.26	$5.17	1.7%

(1) Certain amounts have been reclassified to conform with the current year's presentation due to the separate disclosure of equity (income)/loss in unconsolidated subsidiaries, net.

(2) The segment detail of excise taxes on products sold for the year ended 2013 and 2012 is shown on Schedule 6.

(3) PMI's management evaluates segment performance and allocates resources based on operating companies income, which PMI defines as operating income, excluding general corporate expenses and amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. The reconciliation from operating income to operating companies income is as follows:

	2013	2012	% Change
Operating Income	$13,515	$13,863	(2.5)%
Excluding:
- Amortization of Intangibles	93	97
- General corporate expenses (included in marketing, administration and research costs above)	187	210
Plus: Equity (income)/loss in unconsolidated subsidiaries, net	22	17
Operating Companies Income	$13,773	$14,153	(2.7)%

(4) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the year ended 2013 and 2012 are shown on Schedule 8, Footnote 1.

						Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2013	Net Revenues (1)	$28,303	$20,695	$20,987	$10,044	$80,029
	Excise Taxes on Products	(19,707)	(11,929)	(10,486)	(6,690)	(48,812)
	Net Revenues excluding Excise Taxes	8,596	8,766	10,501	3,354	31,217

2012	Net Revenues	$27,338	$19,272	$21,071	$9,712	$77,393
	Excise Taxes on Products	(18,812)	(10,940)	(9,873)	(6,391)	(46,016)
	Net Revenues excluding Excise Taxes	8,526	8,332	11,198	3,321	31,377

Variance	Currency	205	(98)	(726)	(146)	(765)
	Acquisitions	—	—	—	—	—
	Operations	(135)	532	29	179	605
	Variance Total	70	434	(697)	33	(160)
	Variance Total (%)	0.8%	5.2%	(6.2)%	1.0%	(0.5)%

	Variance excluding Currency	(135)	532	29	179	605
	Variance excluding Currency (%)	(1.6)%	6.4%	0.3%	5.4%	1.9%

	Variance excluding Currency & Acquisitions	(135)	532	29	179	605
	Variance excluding Currency & Acquisitions (%)	(1.6)%	6.4%	0.3%	5.4%	1.9%

(1) 2013 Currency increased (decreased) net revenues as follows:
	European Union	$677
	EEMA	(333)
	Asia	(1,198)
	Latin America & Canada	(548)
		$(1,402)

					Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Years Ended December 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2013	$4,238	$3,779	$4,622	$1,134	$13,773
2012	4,187	3,726	5,197	1,043	14,153
% Change	1.2%	1.4%	(11.1)%	8.7%	(2.7)%

Reconciliation:
For the year ended December 31, 2012	$4,187	$3,726	$5,197	$1,043	$14,153

2012 Asset impairment and exit costs	5	5	39	34	83
2013 Asset impairment and exit costs	(13)	(264)	(27)	(5)	(309)

Acquired businesses	—	—	—	—	—
Currency	92	(122)	(548)	(64)	(642)
Operations	(33)	434	(39)	126	488
For the year ended December 31, 2013	$4,238	$3,779	$4,622	$1,134	$13,773

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Years Ended December 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2013 Diluted Earnings Per Share		$5.26	(1)
2012 Diluted Earnings Per Share		$5.17	(1)
Change		$0.09
% Change		1.7%

Reconciliation:
2012 Diluted Earnings Per Share		$5.17	(1)

Special Items:
2012 Asset impairment and exit costs		0.03
2012 Tax items		0.02
2013 Asset impairment and exit costs		(0.12)
2013 Tax items		(0.02)

Currency		(0.34)
Interest		(0.05)
Change in tax rate		(0.01)
Impact of lower shares outstanding and share-based payments		0.23
Operations		0.35
2013 Diluted Earnings Per Share		$5.26	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	YTD December 2013	YTD December 2012

Net earnings attributable to PMI	$8,576	$8,800
Less distributed and undistributed earnings attributable
to share-based payment awards	45	48
Net earnings for basic and diluted EPS	$8,531	$8,752

Weighted-average shares for basic and diluted EPS	1,622	1,692

			Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	December 31,		December 31,
	2013		2012
Assets
Cash and cash equivalents	$2,154		$2,983
All other current assets	14,698		13,607
Property, plant and equipment, net	6,755		6,645
Goodwill	8,893		9,900
Other intangible assets, net	3,193		3,619
Investments in unconsolidated subsidiaries	1,536		24
Other assets	939		892
Total assets	$38,168		$37,670

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$2,400		$2,419
Current portion of long-term debt	1,255		2,781
All other current liabilities	13,411		11,816
Long-term debt	24,023		17,639
Deferred income taxes	1,477		1,875
Other long-term liabilities	1,876		2,993
Total liabilities	44,442		39,523

Redeemable noncontrolling interest	—		1,301

Total PMI stockholders' deficit	(7,766)		(3,476)
Noncontrolling interests	1,492		322
Total stockholders' deficit	(6,274)		(3,154)
Total liabilities and stockholders' (deficit) equity	$38,168		$37,670

Total debt	$27,678		$22,839
Total debt to EBITDA	1.88	(1)	1.54	(1)
Net debt to EBITDA	1.74	(1)	1.34	(1)

(1) For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

													Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2013								2012			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$7,048	$4,909	$2,139	$85	$2,054	$—	$2,054	European Union	$6,684	$4,621	$2,063	3.7%	(0.4)%	(0.4)%
5,349	3,092	2,257	(50)	2,307	—	2,307	EEMA	5,016	2,877	2,139	5.5%	7.9%	7.9%
5,211	2,735	2,476	(268)	2,744	—	2,744	Asia	5,403	2,598	2,805	(11.7)%	(2.2)%	(2.2)%
2,782	1,865	917	(66)	983	—	983	Latin America & Canada	2,639	1,757	882	4.0%	11.5%	11.5%

$20,390	$12,601	$7,789	$(299)	$8,088	$—	$8,088	PMI Total	$19,742	$11,853	$7,889	(1.3)%	2.5%	2.5%

2013								2012			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$1,011			$39	$972	$—	$972	European Union			$955	5.9%	1.8%	1.8%
811			(59)	870	—	870	EEMA			921	(11.9)%	(5.5)%	(5.5)%
1,055			(155)	1,210	—	1,210	Asia			1,129	(6.6)%	7.2%	7.2%
358			(39)	397	—	397	Latin America & Canada			290	23.4%	36.9%	36.9%

$3,235			$(214)	$3,449	$—	$3,449	PMI Total			$3,295	(1.8)%	4.7%	4.7%

													Schedule 11
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended December 31,
($ in millions)
(Unaudited)

2013								2012			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$1,011	$(13)	$1,024	$39	$985	$—	$985	European Union	$955	$(5)	$960	6.7%	2.6%	2.6%
811	(264)	1,075	(59)	1,134	—	1,134	EEMA	921	(5)	926	16.1%	22.5%	22.5%
1,055	(19)	1,074	(155)	1,229	—	1,229	Asia	1,129	(15)	1,144	(6.1)%	7.4%	7.4%
358	(5)	363	(39)	402	—	402	Latin America & Canada	290	(8)	298	21.8%	34.9%	34.9%

$3,235	$(301)	$3,536	$(214)	$3,750	$—	$3,750	PMI Total	$3,295	$(33)	$3,328	6.3%	12.7%	12.7%

2013								2012				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$985	$2,054	48.0%		$985	$2,054	48.0%	European Union	$960	$2,063	46.5%		1.5	1.5
1,134	2,307	49.2%		1,134	2,307	49.2%	EEMA	926	2,139	43.3%		5.9	5.9
1,229	2,744	44.8%		1,229	2,744	44.8%	Asia	1,144	2,805	40.8%		4.0	4.0
402	983	40.9%		402	983	40.9%	Latin America & Canada	298	882	33.8%		7.1	7.1

$3,750	$8,088	46.4%		$3,750	$8,088	46.4%	PMI Total	$3,328	$7,889	42.2%		4.2	4.2

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

			Schedule 12
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2013	2012	% Change

Reported Diluted EPS	$1.24	$1.25	(0.8)%

Adjustments:
Asset impairment and exit costs	0.12	0.01
Tax items	0.01	(0.02)

Adjusted Diluted EPS	$1.37	$1.24	10.5%

Less:
Currency impact	(0.11)

Adjusted Diluted EPS, excluding Currency	$1.48	$1.24	19.4%

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Quarters Ended December 31,
(Unaudited)

	2013	2012	% Change

Reported Diluted EPS	$1.24	$1.25	(0.8)%

Less:
Currency impact	(0.11)

Reported Diluted EPS, excluding Currency	$1.35	$1.25	8.0%

													Schedule 14
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2013								2012			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$28,303	$19,707	$8,596	$205	$8,391	$—	$8,391	European Union	$27,338	$18,812	$8,526	0.8%	(1.6)%	(1.6)%
20,695	11,929	8,766	(98)	8,864	—	8,864	EEMA	19,272	10,940	8,332	5.2%	6.4%	6.4%
20,987	10,486	10,501	(726)	11,227	—	11,227	Asia	21,071	9,873	11,198	(6.2)%	0.3%	0.3%
10,044	6,690	3,354	(146)	3,500	—	3,500	Latin America & Canada	9,712	6,391	3,321	1.0%	5.4%	5.4%

$80,029	$48,812	$31,217	$(765)	$31,982	$—	$31,982	PMI Total	$77,393	$46,016	$31,377	(0.5)%	1.9%	1.9%

2013								2012			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$4,238			$92	$4,146	$—	$4,146	European Union			$4,187	1.2%	(1.0)%	(1.0)%
3,779			(122)	3,901	—	3,901	EEMA			3,726	1.4%	4.7%	4.7%
4,622			(548)	5,170	—	5,170	Asia			5,197	(11.1)%	(0.5)%	(0.5)%
1,134			(64)	1,198	—	1,198	Latin America & Canada			1,043	8.7%	14.9%	14.9%

$13,773			$(642)	$14,415	$—	$14,415	PMI Total			$14,153	(2.7)%	1.9%	1.9%

													Schedule 15
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Years Ended December 31,
($ in millions)
(Unaudited)

2013								2012			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$4,238	$(13)	$4,251	$92	$4,159	$—	$4,159	European Union	$4,187	$(5)	$4,192	1.4%	(0.8)%	(0.8)%
3,779	(264)	4,043	(122)	4,165	—	4,165	EEMA	3,726	(5)	3,731	8.4%	11.6%	11.6%
4,622	(27)	4,649	(548)	5,197	—	5,197	Asia	5,197	(39)	5,236	(11.2)%	(0.7)%	(0.7)%
1,134	(5)	1,139	(64)	1,203	—	1,203	Latin America & Canada	1,043	(34)	1,077	5.8%	11.7%	11.7%

$13,773	$(309)	$14,082	$(642)	$14,724	$—	$14,724	PMI Total	$14,153	$(83)	$14,236	(1.1)%	3.4%	3.4%

2013								2012				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$4,159	$8,391	49.6%		$4,159	$8,391	49.6%	European Union	$4,192	$8,526	49.2%		0.4	0.4
4,165	8,864	47.0%		4,165	8,864	47.0%	EEMA	3,731	8,332	44.8%		2.2	2.2
5,197	11,227	46.3%		5,197	11,227	46.3%	Asia	5,236	11,198	46.8%		(0.5)	(0.5)
1,203	3,500	34.4%		1,203	3,500	34.4%	Latin America & Canada	1,077	3,321	32.4%		2.0	2.0

$14,724	$31,982	46.0%		$14,724	$31,982	46.0%	PMI Total	$14,236	$31,377	45.4%		0.6	0.6

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

			Schedule 16
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2013	2012	% Change

Reported Diluted EPS	$5.26	$5.17	1.7%

Adjustments:
Asset impairment and exit costs	0.12	0.03
Tax items	0.02	0.02

Adjusted Diluted EPS	$5.40	$5.22	3.4%

Less:
Currency impact	(0.34)

Adjusted Diluted EPS, excluding Currency	$5.74	$5.22	10.0%

				Schedule 17
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Years Ended December 31,
(Unaudited)

	2013	2012	% Change

Reported Diluted EPS	$5.26	$5.17	1.7%

Less:
Currency impact	(0.34)

Reported Diluted EPS, excluding Currency	$5.60	$5.17	8.3%

		Schedule 18
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2013	2012 (1)

Earnings before income taxes	$12,542	$13,004
Interest expense, net	973	859
Depreciation and amortization	882	898
Extraordinary, unusual or non-recurring expenses, net (2)	309	83
EBITDA	$14,706	$14,844

	December 31,	December 31,
	2013	2012 (1)

Short-term borrowings	$2,400	$2,419
Current portion of long-term debt	1,255	2,781
Long-term debt	24,023	17,639
Total Debt	$27,678	$22,839
Less: Cash and cash equivalents	2,154	2,983
Net Debt	$25,524	$19,856

Ratios
Total Debt to EBITDA	1.88	1.54
Net Debt to EBITDA	1.74	1.34

(1) Certain amounts have been reclassified to conform with the current year's presentation due to the separate disclosure of equity (income)/loss in unconsolidated subsidiaries, net.

(2) Asset Impairment and Exit Costs at Operating Income level.

						Schedule 19
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Quarters and Years Ended December 31,
($ in millions)
(Unaudited)

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2013	2012	% Change	2013	2012	% Change

Net cash provided by operating activities(a)	$2,320	$1,650	40.6%	$10,135	$9,421	7.6%

Less:
Capital expenditures	379	337		1,200	1,056

Free cash flow	$1,941	$1,313	47.8%	$8,935	$8,365	6.8%

Less:
Currency impact	(285)			(420)

Free cash flow, excluding currency	$2,226	$1,313	69.5%	$9,355	$8,365	11.8%

	For the Quarters Ended			For the Years Ended
	December 31,			December 31,
	2013	2012	% Change	2013	2012	% Change

Net cash provided by operating activities(a)	$2,320	$1,650	40.6%	$10,135	$9,421	7.6%

Less:
Currency impact	(301)			(451)
Net cash provided by operating activities, excluding currency	$2,621	$1,650	58.8%	$10,586	$9,421	12.4%

(a) Operating cash flow.